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                                                                Exhibit 10.12

VIDEO JUKEBOX NETWORK, INC.
1221 Collins Avenue
Miami Beach, Florida 33139-4632
305-674-5000
Fax 305-674-4900


January 2, 1997


Mr. Stanley Greene
9 Hidden Lake Court
Mt. Laurel, NJ  08054

Dear Stan:

You are hereby appointed as President of The United States operation of Video Jukebox Network Inc. ("THE BOX - USA") on the following terms and conditions:

1.      Your employment will commence January 2, 1997.

2. THE BOX-USA will be set up as a subsidiary or a division of Video Jukebox Network, Inc. (THE BOX Worldwide). You will be responsible for managing THE BOX-USA as detailed below and will report to the President and CEO of THE BOX Worldwide.

3. Your salary will be $175,000 payable bi-weekly. You will also be entitled to the normal benefits supplied by THE BOX to its employees.

4. As of the date of the commencement of your employment, you will be granted an option to purchase 150,000 shares of THE BOX Worldwide common stock at an option price that is the greater of the average bid and ask prices on the date of the grant of the option, or $1.00 per share. Such options shall vest according to the following schedule; 75,000 shares at the end of 1997, and 75,000 shares at the end of 1998 and if not exercised, will expire three years after the respective vesting dates.

5. Your employment is at will and may terminate with or without cause at any time upon 30 days prior written notice with the approval of the Board of Directors.

6. In the event that you complete nine months of employment under this letter agreement (through September 30, 1997), the CEO of THE BOX Worldwide shall prepare an employment agreement covering your employment at least through calendar 1998. The primary consideration for extending your employment shall be based on your past and potential performance in contributing to the increase in distribution of THE BOX programming service and the resulting increase in revenue. Your employment agreement and stock option are subject to approval of the Board of Directors' Compensation Committee.

7. During the first nine months of your employment, the New York office of THE BOX-USA will serve as your primary business office for administrative support and you will be reimbursed for travel and other reasonable business expenses. The future permanent location of the central office of THE BOX-USA and the personnel and budget for same shall be as recommended by you and the CEO of THE BOX Worldwide and approved by the Board of Directors.

8. All of the personnel for the Marketing, Affiliate Relations (including cable, broadcast, wireless, satellite and Telco) and Radio Affiliations of THE BOX-USA shall report directly to you. In addition, you will direct the programming implementation on a market by market basis in accordance with the localized programming strategy expressed in the 1997 Business Plan approved by the CEO of THE BOX Worldwide and the Board of Directors.

If the above correctly sets forth the terms of your employment, kindly acknowledge your acceptance by signing and returning the enclosed copy of this letter.

Sincerely,


/s/ Alan McGlade
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Alan McGlade
President and CEO



Accepted this 2nd day of January 1997

/s/ Stanley H. Greene
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Stanley H. Greene